Exhibit 99.1

Rekor Systems Announces Preliminary First Quarter 2021 Revenues

Company expects to achieve more than 160% revenue growth in Q1 2021 over the same quarter in 2020

COLUMBIA, Md. – April 19, 2020 - Rekor Systems, Inc. (NASDAQ:REKR) ("Rekor" or the “Company”), a provider of real-time roadway, customer and public safety intelligence to enable AI-driven decisions, announced today that it expects to report gross revenue exceeding $4.2 million for the first quarter of 2021 as compared to $1.6 million the same quarter of 2020, which represents growth of more than 160%.

In the first quarter, Rekor closed a secondary offering of 6,126,936 shares of common stock, providing $70.1 million in net cash proceeds. As a result of the closing of this secondary offering, all of the Company’s issued and outstanding Series A and Series B Preferred Stock was converted pursuant to their respective terms into an aggregate of 1,416,785 shares of the Company’s common stock. Detailed information concerning these transactions is contained in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2021.

“Our results in the first quarter have demonstrated a remarkably high level of growth on a year-over-year basis,” said Eyal Hen, Rekor CFO. “We believe this is a testament to the strategic realignment of the Company that has focused on the longer-term drivers of demand from our commercial and government segments. We expect the cash raised recently to provide us with the ability to pursue other opportunities in these segments in addition to funding our working capital needs, operating expenses and research and development, and other capital expenditures.”

The financial data and other information disclosed in this press release are unaudited. The financial data contained in this press release is partial and preliminary and does not include all disclosures required by accounting principles generally accepted in the United States of America. The results for the three months ended March 31, 2021, are not necessarily indicative of the results to be expected for the year ending December 31, 2021. This release should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K (the “Annual Report”) for the year ended December 31, 2020, as filed with the SEC on March 13, 2021. Actual results in future periods may differ materially from expectations due to a number of risks and uncertainties, including those risk factors disclosed in the Annual Report.

Following the issuance of the full first quarter financial results on Monday. May 10, 2021, Rekor has scheduled a conference call to discuss these results on that same day at 4:30 P.M. (Eastern Time).

All interested parties may listen to a live webcast of the call at:
Online: https://www.webcaster4.com/Webcast/Page/2523/40874
By phone: Toll Free: 877-407-8033 or International: 201-689-8033

An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.

To learn more about Rekor, please visit www.rekor.ai.

About Rekor Systems, Inc.

Rekor (Nasdaq: REKR) provides real-time, customer and public safety intelligence to enable AI-driven decisions. Rekor bridges commercial and government sectors with actionable, real-time vehicle recognition data to enable informed decisions faster, and with greater outcomes. Rekor is transforming industries like Public Safety, Customer Experience, and Smart Cities in approximately 80 countries across the globe with smarter, quicker, cost-competitive vehicle recognition solutions for security, revenue discovery and recovery, public safety, electronic toll collection, brand loyalty, parking operations, logistics, and traffic management. We use the power of artificial intelligence to analyze video streams and transform them into AI-driven decisions by our clients. Our machine learning software can turn most IP cameras into highly accurate and affordable vehicle recognition devices used to help protect lives, increase brand loyalty, and enhance operations and logistics, without the need to install expensive new infrastructure. We make what was once considered impossible, possible. To learn more please visit our website: https://rekor.ai.

Forward-Looking Statements

This press release includes statements concerning Rekor Systems, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. Important factors that could have such a result include a decline or weakness in general economic conditions, an outbreak of hostilities, the ongoing pandemic and responses thereto related to COVID-19, a decline or volatility in the securities markets or regulatory changes or other adverse developments with respect to the markets for the Company’s products and services or an inability to obtain adequate financing. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media Contact:
Robin Bectel
REQ For Rekor Systems
rekor@req.co

Investor Contact:
Charles Degliomini
Rekor Systems, Inc.
ir@rekor.ai

Company Contact:
Rekor Systems, Inc.
Eyal Hen
Chief Financial Officer
Phone: +1 (443) 545-7260
ehen@rekor.ai